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[logo] Banamex

                                                           CONTRACT No. 110910-1

TRUST AGREEMENT ENTERED INTO BY THE PARTY OF THE FIRST PART, BANCO NACIONAL DE MEXICO, S.A., IN ITS CAPACITY AS TRUSTEE ("TRUSTEE), REPRESENTED IN THIS LEGAL ACT BY ITS TRUST REPRESENTATIVE, MARIA DE LOS ANGELES MONTEMAYOR GARZA AND BY ITS SPECIAL ATTORNEY IN FACT, ELVA NELLY WING TREVINO; AND BY THE PARTY OF THE SECOND PART, CEMEX, S.A. DE C.V., (CEMEX) AS TRUSTOR/BENEFICIARY, REPRESENTED IN THIS LEGAL ACT BY ITS ATTORNEY IN FACT, LORENZO H. ZAMBRANO, ENGINEER, PURSUANT TO THE FOLLOWING DEFINITIONS, RECITALS AND SECTIONS:

                                 --DEFINITIONS--

(a) CEMEX:                      Cemex, S.A. de C.V.

(b) THE TRUSTEE                 Banco Nacional de Mexico, S.A.

(c) SHARES:                     Treasury stock or stock fully paid in,
                                representing common Capital Stock, both equity capital and variable equity, of Cemex, S.A. de
                                C.V.

(d)  ELIGIBLE PERSONS:          Members of the Board of Directors and Statutory
                                Auditors (Regular and  Alternate) of Cemex, S.A.
                                de C.V. and Employees and Officers of any Corporation, corporate entity, trust or any legal entity controlled by CEMEX, and in the case of the Employees and Officers, provided that they are appointed by the Trust's Technical
                                Committee. For these purposes, "controlled" refers to any corporation, corporate entity or legal entity more than fifty percent (50%) of whose common shares representing its Capital
                                Stock with voting rights

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                                are held by Cemex, S.A. de C.V., directly or
                                through one or more controlled corporations, or, in the case of Trusts, those in which Cemex, S.A. de C.V. or any other subsidiary is the Trustor/Beneficiary, or, if it is not the Beneficiary, there is no designated Beneficiary that is not a controlled corporation, allowing Cemex, S.A. de C.V. or any controlled corporation to reacquire the trust assets, and in any other case in which CEMEX or any other subsidiary entity has the authority or the power to direct management and appoint a majority of board members ( "CONTROLLED CORPORATION).

(e) OPTIONS [types]:            Securities with options: "warrants," "puts,"
                                "calls" and any other instrument or security that confers on the Trustee the right to purchase SHARES on a set date at a predetermined price.

(f) SHARES PURCHASED:           Shares purchased or subscribed (which
                                hereinafter means subscribed and paid in) through exercise of OPTION RIGHTS by ELIGIBLE
                                PERSONS.

(g) CONTROLLED CORPORATION:     As defined herein.

(h) OPTIONS [the rights]:       Rights issued by the Trustee in exchange for the
                                consideration indicated by the Technical
                                Committee and (issuance premium) pursuant to the other terms and conditions indicated by that Committee, adjusted to the stipulations of this Agreement;

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                                granting the option to subscribe or purchase
                                SHARES, at the EXERCISE PRICE indicated by the Technical Committee.

(i) EXERCISE PRICE:             The Price set in OPTIONS for purchasing or
                                subscribing SHARES to which the OPTIONS refer.

                                  --RECITALS--

(A) CEMEX STATES THAT:

           I.- Through the Regular Shareholders' Meeting held on April 27, 1995, it was resolved that there would be an Increase in Capital Stock, in its variable portion, through issuance of 217,000,000 (two hundred seventeen million) common registered shares, no par value stated, which heretofore were Treasury Stock.

           II.- In the Shareholders' Meeting mentioned in the prior item, the Shareholders waived the preemptive right granted them by the General Law on Corporations and authorized the SHARES to be subscribed by ELIGIBLE PERSONS or by the Trustee.

           III- The SHARES will be subscribed or purchased by ELIGIBLE PERSONS, subject to fulfillment of several terms and conditions.

           IV- In order to guarantee to ELIGIBLE PERSONS that satisfy the terms and conditions stipulated for this purpose their right to subscribe SHARES, CEMEX wishes to legally record this Agreement.

           V- It is a Corporation established pursuant to the Laws in effect in Mexico, through Notarial Instrument No. 94, issued before the former Public Notary of Monterrey, Nuevo Leon, Carlos Lozano, on May 28, 1920, and recorded under the number 21, Folios 157 to 186,

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                  Volume 16, Book No. 3, Second  Ledger, in the Public Registry
                  of Property and Commerce of the First District Seat of the State on June 11, 1920.

         VI.- That the Power of Attorney granted to its legal representative, Lorenzo H. Zambrano, has not been revoked and was legally established through Notarial Instrument No. 3,996, dated June 27, 1989, issued and certified by Adolfo Cesar Guerra Hinojosa, Alternate Public Notary assigned to the Office of Public Notary No. 70, practicing in the municipality of Monterrey, N.L., registered under number 3820, Volume 191-77, Book No. 4, Third Ledger, Miscellaneous Legal Acts and Contracts, Commercial Section, dated August 30, 1989, in the Public Registry of Property and Commerce of Monterrey, Nuevo Leon.

(B) THE TRUSTEE STATES THAT:

         I- It is a Corporation authorized to carry out this type of transaction pursuant to the provisions of the Law on Credit Institutions [Ley de Instituciones de Credito].

         II- Pursuant to the provisions of Article 8, paragraph II of the Financial Group Regulation Act [Ley para Regular las Agrupaciones Financieras], it confirms that it is a member of the Grupo Financiero Banamex-Accival, S.A. de C.V.

         III It is willing to enter into this Trust Agreement as the Trustee, performing this duty pursuant to the terms and conditions agreed upon in this Agreement.

         IV- Its legal representatives have the power required to bind it under the terms and conditions of this Agreement, and said power has not been revoked or restricted in any way whatsoever.

(C) CEMEX and THE TRUSTEE STATE THAT:

         I- That any CONTROLLED CORPORATION contributing SHARES or funds applied to the purchase or subscription of SHARES -- to be included in the Trust Assets -- may be added to this Agreement as Trustors by signing the LETTER OF ASSENT.

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                                  --SECTIONS--

ONE:     PARTIES TO THE TRUST

         THE FOLLOWING ARE PARTIES TO THIS AGREEMENT:

         TRUSTORS:              CEMEX, S.A. de C.V. AND ANY CONTROLLED
                                CORPORATION THAT IS ADDED TO THIS AGREEMENT BY
                                CONTRIBUTING SHARES OR FUNDS.

         TRUSTEE:               BANCO NACIONAL DE MEXICO, S.A.

         BENEFICIARIES:         Primary Beneficiaries: CEMEX, with reference to
                                amounts derived from the sale of its OPTIONS and the subscription and sale, as the case may be, of its SHARES, and (ii) any CONTROLLED
                                CORPORATION that is added to the Trust, with regard to the proceeds of the price of the OPTIONS and the sale of SHARES.

                                Secondary Beneficiaries: the ELIGIBLE PERSONS with regard to the SHARES PURCHASED, the proceeds of the sale thereof, and the exercise of ownership rights inherent therein.

TWO:     TRUST ASSETS

         The Trust Assets of the Trust are made up of: (i) The SHARES;
         (ii) the OPTIONS purchased by the Trust; (iii) The contribution made together with this Agreement by Cemex, S.A. de C.V. of the sum of N$ 1,000.00 (ONE THOUSAND NEW PESOS 00/100, Mexican Currency); (iv) The price to be paid for OPTIONS and the EXERCISE PRICE,


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         as well as the yield, as the case may be, from investment of the funds that make up the trust assets; (v) The funds received through financing granted, as the case may be; (vi) SHARES that may have been purchased or subscribed by funds from the Trust Assets, or that are contributed by CEMEX or any CONTROLLED CORPORATION; and (vii) SHARES that may have been purchased or subscribed by ELIGIBLE PERSONS based on the exercise of OPTIONS.

THREE:   PURPOSES OF THE TRUST

         The purposes of this Trust are as follows:

         (a) That THE TRUSTEE maintain ownership, title and management of the trust assets, to fulfill the purposes set forth herein.

         (b) That THE TRUSTEE confer OPTIONS upon ELIGIBLE PERSONS, pursuant to this agreement and to the terms and conditions determined by the Technical Committee constituted herein, so that they may subscribe or purchase the SHARES (subsequently called SHARES PURCHASED).

         (c) That THE TRUSTEE apply the funds it receives by granting OPTIONS and payment of the EXERCISE PRICE through contributions to the Trust; through financing granted, as well as through yields derived from investments carried out and financing granted, as instructed by the Technical Committee.

         (d) That, pursuant to the instructions of the Technical Committee or, as the case may be, of any trustor responsible for funds that said trustor has contributed for this purpose, SHARES will be purchased or subscribed.

         (e) That the Trustee, in accordance with instructions received from the Technical Committee, allow TRUSTORS to enter into contracts and grant financing with the trust assets;


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                  similarly, in accordance with the instructions of the
                  same Technical Committee, that the Trustee decide on the use of funds from financing granted for specific purposes and take steps to recover, negotiate or restructure the above-mentioned loans.

         (f) That the Trustee subscribe (for the account of ELIGIBLE PERSONS) the Treasury Shares issued by CEMEX, S.A. de C.V. that were indicated by the ELIGIBLE PERSONS in exercise of the EXERCISE PRICE. The Trustee may deposit said Shares in INDEVAL pursuant to the instructions from the Technical Committee.

         (g) That the Trustee purchase OPTIONS, and, as the case may be, through payment of the EXERCISE PRICE purchase or subscribe SHARES.

         (h) In the event that, pursuant to the stipulations of this instrument and the terms and conditions agreed upon in the instrument in which they are legally recorded, ELIGIBLE PERSONS may exercise their OPTIONS the Trustee may take steps to sell or subscribe the SHARES, which will remain within the Trust assets, to be used for the purposes indicated for these SHARES PURCHASED.

         (i) Pursuant to the instructions received by the Technical Committee, authorize assignments of OPTIONS already issued to the ELIGIBLE PERSONS.

         (j) Pursuant to instructions received from the ELIGIBLE PERSONS, take steps to sell the SHARES PURCHASED, applying the proceeds from loans paid off that had been granted to said persons and also take steps to sell if, upon maturity of those loans, they were not paid in full, delivering the amount remaining to said persons, once all expenses and fees are covered.

         (k) Pursuant to the instructions received by the Technical Committee, the Trustee exercises the ownership rights and the rights inherent in SHARES and OPTIONS that make up a portion of the trust assets.

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                  With regard to SHARES PURCHASED, the Technical Committee will only give instructions regarding the exercise of the right to vote. Regarding the other rights, the Trustee will follow the instructions of the ELIGIBLE PERSONS.

         (l) That, with the exception of SHARES PURCHASED, pursuant to the instructions of the Technical Committee, the Trustee sells, assigns, transfers, enters into repurchase agreements, gives or places in trust, or carries out any transaction or enters into any contract of a commercial or civil nature, in Mexico or abroad, with regard to the SHARES or OPTIONS.

FOUR:    TECHNICAL COMMITTEE

         Under the terms and for the purposes set forth in Article 80 of the Credit Institutions Act, with this legal act, a Technical Committee is established, according to the following rules:

         (a) Composition: The Technical Committee will be made up of three persons, and CEMEX appoints for these purposes:

                  (i)      LORENZO H. ZAMBRANO ________________________

                  (ii)     C.P. GUSTAVO A. CABALLERO __________________

                  (iii)    ARMANDO J. GARCIA S. _______________________

                  Lorenzo H. Zambrano will be Chairman. The members of the Technical Committee appointed herein may only be removed or replaced as set forth in this section, except in the case of death, total disability - declared by law - or express, written resignation. The chairman may not be removed. As required, the Chairman will submit to the Trustee the related documents, and the Trustee will convey these to CEMEX so that it may make the related new appointment.

                  The Committee Chairman may freely replace or remove the other two members; for these purposes, he will inform the Trustee in this regard. Once the Trustee has received the information, the person appointed is

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               deemed to have assumed the related duties, and the person
               replaced ceases to carry them out.

          (b) Operation: The Technical Committee will meet as often as is necessary, and no formal meeting is required. It is sufficient for a written memorandum to be sent, signed by at least two members, one of whom must be the Chairman, clearly setting forth the agreements and decisions made. For them to be deemed valid, the Chairman must send this memorandum to the Trustee, and once the Trustee has received it, the Committee will be subsequently be held harmless for all liability for its related actions, as is set forth in article 80 of the General Law on Credit Institutions.

               In the event that the Technical Committee agrees to meet at a given time and place, the Trustee may attend the meeting, without a vote.

               The decisions of the Technical Committee will only be valid if they are approved by the Chairman and one other member.

          (c) Powers: The Technical Committee will decide on those matters which, in accordance with the stipulations of this agreement, must be submitted for its consideration and on other matters submitted by the Trustee for its consideration.

FIVE:     OPTIONS.

          The Technical Committee will be the body to determine who will be deemed ELIGIBLE PERSONS in addition to members of the Board of Directors (Statutory Auditors, whether regular or alternate) of CEMEX, S.A. de C.V., who are deemed ELIGIBLE for purposes of this agreement. The Trustee, through authorization of the Technical Committee, will grant and will legally record the granting of OPTIONS with the ELIGIBLE PERSONS, proceeding pursuant to the following criteria:

          (a) OPTIONS will be granted whenever the Technical Committee so determines.

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          (b)  Each OPTION will specify the number of SHARES that may be subscribed or purchased by the ELIGIBLE PERSON; that number will be determined by multiplying the base salary received by the ELIGIBLE PERSON (payroll together with benefits as is determined by the Technical Committee) by a percentage set by the Technical Committee, itself, and the result will be divided by the per share market value of the SHARES. The market value will be determined by the Technical Committee, taking into account the share price of the SHARES listed on the Mexican Securities Exchange.

          (c) OPTIONS assigned may be exercised within a period of (10) ten years counted from the year immediately following that in which they are granted and legally recorded. An ELIGIBLE PERSON may, starting in the twelfth month following that in which the OPTIONS were granted exercise only 25% of the OPTIONS per year of the OPTIONS granted him. (In other words, he may purchase or subscribe 25% of the total number of shares covered by the OPTIONS) Subsequently, that is, starting in the (4th) fourth year after the date on which granting of the OPTIONS was legally recorded, until the final year of the 10-year period, he may exercise all the OPTIONS not exercised. In the event that the ELIGIBLE PERSON dies, is declared to be under injunction or is permanently disabled -- through court decision, retires, is dismissed without cause, or retires for reasons attributable to the employer from his position at CEMEX or any of the CONTROLLED CORPORATIONS, once these events are effectively confirmed to the Trustee, the OPTIONS assigned will be 100% exercisable for a maximum period of (3) three years counted from the time when the Trustee states his acceptance.

               In the event of dismissal with cause of an employee at CEMEX or any of its Controlled Corporations, the Technical Committee will so advise the Trustee, and the Trustee will notify the related ELIGIBLE PERSON that he as a period of (30) thirty days to exercise the OPTIONS assigned to him, with the understanding that if the

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               dismissal was within the (4) four years following that in which the OPTIONS were assigned, they could only be exercised for options assigned within the aforementioned (4) four years, the percentage to which he had a right in accordance with the number of years elapsed since the OPTIONS were assigned, through the date on which his work contract was terminated, and said OPTIONS are applicable insofar as they have not yet been exercised, which is understood, as a matter of law.

          (d) OPTIONS not exercised within the period stipulated will elapse, and will be null and void. The calculation of periods stipulated will be based on calendar days.

          (e) As of their appointment, members of the Board of Directors and Statutory Auditors (Regular and Alternate) of CEMEX, S.A. de C.V., will be assigned OPTIONS as indicated by the Technical Committee, and subsections (a), (c) and (d) above will not be applicable. Purchases through the exercise of OPTIONS and sales of the shares purchased will be carried out on predetermined days.

SIX:      OBLIGATIONS OF THE TRUSTORS.

          (a): CEMEX and/or the other CONTROLLED CORPORATIONS that are trustors, agree to maintain an adequate number of SHARES in the Trust Assets to cover the exercise of OPTIONS. For such purposes, they may purchase OPTIONS or contribute funds required or obtain the necessary financing, in accordance with the terms and conditions of this agreement, to purchase or subscribe the SHARES required.

          (b): In the event that the issuer of the SHARES agrees to consolidation, restructuring, spinning off or splitting of

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               its capital stock or the replacement of the securities that cover them, the OPTIONS already granted will be exercisable with regard to the number of SHARES that results, taking into account the new shares issued to replace them or to be added for each of the prior shares. For these purposes, the Trustors (CEMEX and the CONTROLLED CORPORATIONS) agree, in the event that the SHARES were not contributed or purchased by the Trustee, to contribute the SHARES or funds required for their purchase equivalent to the SHARES with regard to which the OPTIONS assigned were exercisable.

          (c): In the event of Capital Increases through Capitalization of Reserves, the OPTIONS already granted will be exercisable with regard to the number of SHARES that will result, including those issued per outstanding share.

               In the event that the Beneficiary has not contributed the SHARES, the Trustors agree to make the necessary contributions in order to back the exercise of OPTIONS under the terms and conditions stipulated.

               ***************************************************

SEVEN:    SALE AND PAYING IN OF SHARES PURCHASED.

          Only with the authorization of the Technical Committee may SHARES PURCHASED be delivered to ELIGIBLE PERSONS, provided that the Person is not liable for any debt derived from the exercise of his OPTIONS.

          For purposes of the sale of the SHARES PURCHASED, in the event that the Eligible Person is liable for debt derived from the purchasing of said shares, the Technical Committee, within (15) fifteen subsequent days, will proceed to sell the SHARES PURCHASED on the Mexican Securities Exchange or in a recognized market, and the proceeds will be applied to payment of the debt, with the remaining amount credited to the related ELIGIBLE PERSON(S).

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          In any other event, they may only give instructions to sell SHARES
          PURCHASED at intervals of (30) thirty days starting from the time when they are purchased, and the first instructions may be given within (5) five days of their purchase.

EIGHT:    POWERS OF THE TRUSTEE.

          The Trustee will have all the powers required to carry out the purposes of this Trust stipulated in section THREE including, but not limited to, the powers and obligations to which Article 356 of the General Law of Securities and Credit Transactions refers. Specifically, the Trustee has the authority to grant powers of attorney in favor of the persons designated by the Technical Committee, so that in the regular Shareholders' Meetings of CEMEX, said attorneys in fact may exercise the corporate rights inherent in SHARES and SHARES PURCHASED.

NINE:     SUBSCRIPTION OF NEW SHARES AND EXERCISE OF OPTIONS.

          (i) In the event that CEMEX increases its Capital Stock through new contributions, CEMEX will notify the Technical Committee the day immediately after that on which the Board of Directors approves the related proposal for submission to the regular Shareholders' Meeting. The Technical Committee will notify the Trustors that have contributed SHARES and SHARES PURCHASED to advise them that they have the right to subscribe the shares issued if the capital increase is approved, as the case may be, in the proportion that the SHARES and the SHARES PURCHASED represent the Capital Stock of CEMEX, of which it is holder through the Trustee, and, as the case may be, as is set forth in the Corporate Bylaws of CEMEX and in the resolutions adopted by the Shareholders' Meeting.

               Trustors who wish to subscribe a capital increase must provide the Trustee with the necessary funds (2) two business days in advance of the date on which the period

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               for exercising preemptive rights expires.

               In order to exercise the rights of OPTIONS [obtained by Trustee], and OPTIONS [granted by Trustee], a person will proceed as follows: (a) OPTIONS [obtained by Trustee]: When they are purchased, the Trustee will inform the Technical Committee of the related terms and conditions. The Technical Committee must notify the Trustee (2) two business days before the period set for the exercise, so the inherent rights may be exercised. The Technical Committee will handle this, providing the Trust or, as the case may be, authorizing the use of the funds required for this purpose from Trust Assets; OPTIONS [granted by Trustee]: In this case, the ELIGIBLE PERSONS that are holders of these Rights must deliver the required amounts to the Trustee in order to cover the EXERCISE PRICE, on the day set as the exercise date, at the latest. The Trustee, pursuant to instructions given to it by the Technical Committee, may grant loans to the holders of the OPTIONS so that they may cover the EXERCISE PRICE.

TEN:           DOCUMENTATION OF OPTIONS [granted by Trustee]:

               As determined by the Trust's Technical Committee and subject to the legal provisions applicable, OPTIONS will be issued giving the right to purchase (or subscribe) SHARES.

               In a written document, the Trust will make an OFFER to ELIGIBLE PERSONS, offering SHARES for them to buy or subscribe. The ELIGIBLE PERSONS, to whom the Offer is made must confirm their acceptance, without reservations, in the document submitted to him/them by the Trustee, adhering as Trustors to the terms and conditions of this Agreement applicable to SHARES PURCHASED.

               The Offer will contain the number of SHARES, the purchase or subscription price and the periods and conditions for carrying out the purchase or subscription. The ELIGIBLE PERSONS will pay a premium (to be determined by the Technical Committee) to the Trustee, once the Offer is accepted.

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               The Trustee's Offer will indicate the manner and terms in which the premium and the EXERCISE PRICE must be paid, and it will state that the purchase or subscription will be subject to the Trust Assets having a sufficient number of SHARES. It will also include the stipulations contained in Sections THREE and SIX of this Agreement and the condition that SHARES PURCHASED will remain part of the Trust Assets, and that the voting rights may be exercised as indicated by the Technical Committee.

               To this end, the provisions contained in articles 1804, 1805, 1806, 1807, 1808 and 1810 of the Federal Civil Code will be applicable.

ELEVEN:        TERM.

               This Agreement will have a maximum term of (30) thirty years pursuant to the provisions of Article 359 of the General Law on Securities and Credit Transactions. Notwithstanding the foregoing, it may be cancelled by agreement of the Trustors, who reserve that right, for all legal purposes that may arise.

               This Trust may not be cancelled as long as OPTIONS or loans granted to or by the Trust are outstanding, or payment thereof has not been made in full.

               Upon termination of the Trust, the Trustee will return the property of the Trust Assets to the Trustors who have the right thereto, pursuant to the records and controls that the Trustee must maintain.

TWELVE:        CONTROL.

               The Trustee must maintain an individual record for each Trustor, which allows it to identify the portion of the Trust Assets related to each Trustor.

               In the event of loans granted, the Trust Assets, with the exception of SHARES PURCHASED and their gains or yields, will be proportionally liable in accordance with the

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               proportion contributed by each Trustor. The same criterion to which the payment of Trust Assets refers, will be applied in granting loans

               All transactions related to administration and custody of the SHARES and SHARES PURCHASED will be effected through the Institution authorized for deposits of securities.

               SHARES PURCHASED and OPTIONS may not be assigned, pledged or transferred in any way nor may the inherent or resulting rights be assigned without express consent from the Technical Committee.

THIRTEEN:      PROHIBITIONS.

               Section XIX, subsection (b) of Article 106 of the Law on Credit Institutions precisely sets forth the following:

               "Article 106. Credit Institutions are prohibited from:

               "XIX...Carrying out transactions referred to in Section XV of
               Article 46 of this Law:

               b) Assuming liability toward trustors, principals or assignors for default of their borrowers, for the loans they grant, or, or default by those who issue the loans, for the securities they purchase, unless it is through their fault, as is set forth in the final part of Article 356 of the General Law on Securities and Credit Transactions, or guaranteeing returns on the funds whose investment is entrusted to them.

               If, upon termination of the trust, commission or brokerage established for granting loans, they have not been paid off by the borrowers, the institution must transfer them to the trustor or beneficiary, as the case may be, or to the principal or assignor, refraining from covering these amounts.

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               Any agreement contrary to the provisions in the two prior
               paragraphs will not have any legal effect whatsoever.

               The final part of Article 356 (three hundred fifty-six) of the General Law on Securities and Credit Transactions obligates the trustee to carry out his duty pursuant to the contract stipulations, which is to act in a reasonable manner, assuming liability for the losses or a damaged reputation if the assets and rights were damaged through his fault.

FOURTEEN:      THE TRUSTEE'S RESPONSIBILITY

               It is expressly agreed that the Trustee will be liable for the obligations that result from signing the Trust, only to the extent of the Trust assets. The Trustee must include this stipulation in the documents and contracts it signs in carrying out the Trust. The Trustee will be held harmless from any liability derived from transactions performed in carrying out the instructions received from the Technical Committee, and it will not be obligated to carry out said instructions if they are contrary to the legal nature or purposes of the Trust. Similarly, it is agreed that the Trustee will not incur any liability whatsoever whenever -- because it did not furnish the funds required for this purpose in a timely manner -- shares issued by CEMEX by virtue of an increase in capital stock were not subscribed, or the rights inherent in the OPTIONS not exercised, pursuant to the provisions set therein.

               When, in order to carry out the purposes of the Trust, it is necessary to carry out urgent transactions whose omission could significantly damage the Trust Assets, if it is impossible to convene the Technical Committee, the Fiduciary may act on its discretion, by way of exception, always acting in accordance with sound banking practices.

               The Trustors reserve no rights whatsoever with respect to Trust Assets, while the Beneficiaries have only those rights that expressly result from the terms and conditions of this Agreement, and there no rights, and none created herein, in favor of any person that is not a Beneficiary, under the terms of articles 351 and 355 of the General Law on Securities and Credit Transactions.

FIFTEEN:       THIRD-PARTY TRANSACTIONS.

               The Trustee will not be liable in any way whatsoever to Trustors or Beneficiaries for events or transactions with third parties or authorities who impede and add to the difficulties of carrying out the purposes of this Trust, or for actions taken to carry out instructions received from the Technical Committee.

SIXTEEN:       DEFENSE OF TRUST ASSETS.

               In the event of defense of the Trust Assets, the Trustee will only be obligated to grant a power of attorney to the person(s) indicated by the Technical Committee, so that the attorney in fact designated by said Committee undertakes the defense of the Trust Assets, without the Trustee having any liability whatsoever for the results of the efforts made by said attorney in fact, or for the payment of his expenses and fees, because these are for the account of the Trust Assets, with the understanding that the power of attorney conferred on the person designated may in no case be for acts of ownership or to underwrite credit instruments.

SEVENTEEN:     REVOCATION OF AND CHANGES IN THE TRUST.

               The Trustor CEMEX, S.A. de C.V., reserves the right that with the prior authorization of the Technical Committee, it may change the terms and conditions herein and revoke the Trust, always respecting the provisions of Section ELEVEN.

EIGHTEEN:      TAXES.

               The Income Tax applicable to OPTIONS, and the sale of SHARES will be for the account of the related party, pursuant to the applicable tax law, and in this case, the Trustee will proceed under the terms set forth in the tax law at the time when it is applicable.

NINETEEN:      DISSOLUTION OF THE CORPORATION ISSUING [SHARES].

               In the event of dissolution or liquidation of the Corporation issuing the SHARES and SHARES PURCHASED, the Trustee, bearing no liability whatsoever, will deliver the Shares and or the liquidation shares that exist at the time to the person(s) who legally verify their right to receive them.

TWENTY:        TRUSTEE'S FEES.

               The Trustee will collect, as fees for the performance of his duties pursuant to this Agreement, the amounts to be agreed upon in a separate instrument between the Trustee and CEMEX.

               The Trustee's fees, as well as other expenses that must be disbursed for carrying out this Agreement, will be for the account of CEMEX.

               Also for the account of CEMEX will be all expenses incurred by the Trustee (including reasonable, documented legal expenses and fees) in the defense of the Trust Assets as well as the fees and expenses incurred by CEMEX and the Trustee to carry out the transactions the Technical Committee instructs the Trustee to carry out, in fulfillment of the purposes established herein.

TWENTY-ONE:    NOTIFICATIONS AND REGISTERED OFFICES.

               All communications the parties must deliver to each other under the terms and conditions of this Agreement must be in writing and sent to the other party by certified mail with return receipt requested, telex, telefax or by any other means that assures its receipt, to the following registered offices:

               Trustor: CEMEX, S.A. de C.V.
               Avenida Constitucion No. 444 Pte.
               64000 Monterrey, N.L.
               Atencion: Ing. Lorenzo H. Zambrano

               The Trustee: BANCO NACIONAL DE MEXICO, S.A.
               Calzada Del Valle No. 350 Ote. 1? piso
               66220 San Pedro Garza Garcia, N.L.
               Atencion: Maria de los Angeles Montemayor Garza

TWENTY-TWO:    INTERPRETATION AND JURISDICTION.

               This Agreement is subject to the laws of the Mexico for its interpretation and fulfillment. To resolve any dispute that arises based on this Agreement, the parties expressly agree to be subject to the jurisdiction of the courts in the City of San Pedro Garza Garcia, N.L., henceforth waiving the right to any other jurisdiction that may pertain to them by reason of their registered addresses, present or future, or because of the location of their property.

               This Agreement is signed in the City of Monterrey, Nuevo Leon on the 10th day of the month of August, 1995.

         TRUSTOR                                  THE TRUSTEE

s/CEMEX, S.A. de C.V.                      s/BANCO NACIONAL DE MEXICO,
Represented by:                            S.A. FIDUCIARY DIVISION
s/LORENZO H. ZAMBRANO,                     Represented by:

                                           Maria de los Angeles Montemayor Garza
                                           and Elva Nelly Wing Trevino

                               MODIFYING AGREEMENT

TO TRUST AGREEMENT No.110910-1 BY AND BETWEEN BANCO NACIONAL DE MEXICO, S.A., AS TRUSTEE (THE "TRUSTEE,") REPRESENTED HEREIN BY ITS TRUST REPRESENTATIVE, MARIA DE LOS ANGELES MONTEMAYOR AND BY ITS SPECIAL ATTORNEY-IN-FACT, ELVA NELLY WING TREVINO, PARTY OF THE FIRST PART; AND CEMEX S.A. DE C.V. ("CEMEX") AS TRUSTOR/BENEFICIARY, REPRESENTED HEREIN BY ITS GENERAL LEGAL REPRESENTATIVE LORENZO H. ZAMBRANO; PURSUANT TO THE FOLLOWING RECITALS AND CONDITIONS:

                                  --RECITALS--

I. On August 10, 1995, the appearing parties entered into the Trust Contract referred to in the heading.

II. On April 25, 1996, CEMEX, S.A. DE C.V. held a Special General Shareholders' Meeting, in which the Option Plan was authorized whereby "ELIGIBLE PERSONS " would exhibit the value of the "Shares" authorized for said Plan and which make up part of the Capital Increase approved by the Regular General Shareholders' Meeting of April 27, 1995.

III. In view of the Resolutions of the Shareholders' Meeting of April 25, 1996, the appearing parties have decided to execute this agreement to amend Trust Agreement No. 110910-1, authorized by the Trustee's Technical Committee, in witness where if its members are signing this Agreement.

IV. In view of the above Recitals, the appearing parties mutually agree to the following:

                            --TERMS AND CONDITIONS--

ONE: Other than the provisions modified herein, each and every one of the parts of Trust Agreement No. 110910-1 are modified and, for the purposes thereof, the definitions used in that agreement shall be understood to be incorporated into this Agreement as if they formed and integral part hereof.

TWO. MODIFICATION OF ARTICLE FIVE of Trust Agreement No. 110910-1, which shall read as follows:

      "FIVE. OPTION RIGHTS":

      The Technical Committee shall determine who will be "ELIGIBLE PERSONS" in addition to the members of the Board of Directors and Commissioners, Owners, and Alternates, of CEMEX, S.A. DE C.V., who shall be considered "ELIGIBLE" for the purposes of this agreement. The Trustee, by authorization of the Technical Committee, shall grant and formalize with the "ELIGIBLE PERSONS" the granting of the "OPTION RIGHTS," in accordance with the following criteria:

      a) The "OPTION RIGHTS" shall be granted at the time determined by the Technical Committee.

      b) Each "OPTION RIGHT" shall specify the number of "SHARES" that the "ELIGIBLE PERSON" may subscribe or purchase; said number shall be determined by the Technical Committee as instructed by the Board of Directors of Cemex, S.A. de C.V. and taking into account the capacity of the "ELIGIBLE PERSONS" to perform the work.

      c) The "OPTION RIGHTS" assigned may be exercised within a maximum of up to fifteen (15) years (the "Exercise Period"), which period shall run from the date the granting of the "OPTION RIGHTS" is formalized.

      After 1 (one) year has elapsed (for all purposes, the deadlines or terms referred to below shall start to run once this year has passed), the "OPTION RIGHTS" may be exercised and, consequently, "THE SHARES" may be subscribed or purchased, as instructed by the Technical Committee defining the parameters, terms, and conditions in accordance with the following modalities: (i) up to 25% (twenty-five percent) of all the Shares that include "OPTION RIGHTS" each year during the first working day of the July; (ii) up to 50% (fifty percent) of all the Shares that include "OPTION RIGHTS," in the (4th) fourth year during the first working day of December and the other 50% (fifty percent) when the "ELIGIBLE PERSON" reaches 55 (fifty-five) years of age or 15 (fifteen) years of seniority on the job counting from the date on which the "OPTION RIGHTS" were granted, the first working day of July of the year in which the first of these events occurs, provided in both cases that 5 (five) years have passed since the "OPTION RIGHTS" were granted; or (iii) 100% (one hundred percent) of the "Shares" in the 4th (fourth) year during the first working day of December, as instructed by the Technical Committee.

      Any Shares not purchased on the predetermined dates may be purchased each month, once the 30 (thirty) days have passed from the predetermined date, on the corresponding working day and until the exercise period has ended.

      For the purpose of the sale of the "Purchased Shares," the Trustee may take sales orders only within the 15 (fifteen) days immediately following the purchase or, if applicable on the 15th (fifteenth) of each month or on the working day immediately following if the 15th was not a working day.

      For "OPTION RIGHTS" assigned before April 1 (first), (1996) nineteen hundred and ninety-six, the following shall apply.

      In the event that the "ELIGIBLE PERSON" dies, is declared under injunction, or permanently disabled, by means of a court order, or retires, is fired without case or retires for a reason attributable to the employer, from his job at "CEMEX" or any of the "CONTROLLED COMPANIES" and once these events have been reliably documented to the Trustee, 100% of the assigned "OPTION RIGHTS" may be exercised with in a maximum of (3) three years, starting from the date the Trustee states its acceptance and provided the exercise period has not elapsed.

      If an employee is fired with cause from his or her job with CEMEX or with any of the Controlled Companies, the Technical Committee shall notify the Trustee, who shall notify the corresponding "ELIGIBLE PERSON" that he or she has (30) thirty days to exercise the assigned "OPTION RIGHTS," with the understanding that if the firing occurred within the (4) four years following that in which the "OPTION RIGHTS" were assigned, for those rights assigned within those (4) four, he or she may exercise only the percentage vested based on the number of years from the time "OPTION RIGHTS" until his or her employment contract is terminated, and the unexercised portion of the "OPTION RIGHTS," and his "OPTION RIGHTS" in the unexercised portion shall automatically end.

      In any other case, in the event of death, court-ordered injunction, permanent disability declared by a court order, retirement, firing without cause or involuntary retirement, with regard to his or her employment with CEMEX, S.A. DE C.V. or any of the "CONTROLLED COMPANIES," the "ELIGIBLE PERSON" or his or her heirs they must be on the predetermined dates or dates agreed to for the purchase of the Shares.

      In the case of voluntary retirement or firing with cause, any "OPTION RIGHTS" granted under modalities (ii) and (iii) of subparagraph c) of this article, shall be revoked with no need for a court order.

THREE: MODIFICATION OF ARTICLE TWELVE of Trust Agreement No. 110910-1, so that it reads as follows:

      TWELVE: CONTROLS
      The Trustee shall keep the following records and/or controls.

      (i) One clearly indicating the number of the "Shares" and whether they are merely subscribed or, if applicable, whether it involves paid-up Shares. This record shall be kept up-to-date and, if applicable, the Certificates shall be replaced as the Shares are purchased in exercise of the "OPTION RIGHTS."

            It must clearly indicate whether the "Purchased Shares" are those that the Trustee kept subscribed and that corresponded to the Treasury Shares representing Capital Increases intended for the Option Plan, or in applicable, if it involves paid-up Shares previously purchased by the Trustee.

      (ii). Another record indicating the "Purchased Shares" belonging to each "ELIGIBLE PERSON" as s result of its "OPTION RIGHTS" and, of these, those that have been sold and the remaining balance.

      (iii) Any others that are necessary or appropriate or, if applicable, as instructed by the Technical Committee.

      In the case of credits granted, they shall be paid from the Trust Assets, with the exception of the "PURCHASED SHARES" and their profits and earnings, in proportion to the portions held by each Trustor. The same criterion, in regard to the allocation of these Trust Assets shall apply to the granting of credits.

      All transactions pertaining to the management and safekeeping of the "SHARES" and "PURCHASED SHARES" shall be paid through the Institution authorized for Depositing Securities.

      The "PURCHASED SHARES" or "OPTION RIGHTS," or the rights inherent therein or resulting therefrom, may not be assigned, given as collateral, or in any way disposed of without the express consent of the Technical Committee.

      The rights in the Trust of the "ELIGIBLE PERSONS" may not be assigned, transferred, or given as collateral without the express consent of the Technical Committee.

FOUR: Except for the provisions expressly modified under this Agreement, all parts of Trust Agreement No. 110910-1 are ratified, forming an integral part of the modifications agreed to herein.

      This Agreement is executed on June 19 (nineteenth) of 1996 (nineteen hundred and ninety-six).

              THE TRUSTOR                          THE TRUSTEE

              [signature]                          [signature]
           CEMEX, S.A. DE C.V.           BANCO NACIONAL DE MEXICO S.A.
            Represented by:                       Trust Division
          Lorenzo H. Zambrano                     Represented by:
                                       Maria de los Angeles Montemayor G.
                                                 Elva Nelly Wing T.

                               TECHNICAL COMMITTEE

              [signature]                __________________________________
          Lorenzo H. Zambrano              Gustavo A. Caballero Guerrero

                                   [signature]
                            Armando J. Garcia Segovia

                                 [LOGO] Banamex

                               MODIFYING AGREEMENT

TO TRUST AGREEMENT No. 11910-1 BY AND BETWEEN THE TRADE COMPANIES CEMEX, S.A. DE C.V. AND CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V., JOINTLY REPRESENTED BY MR. ARMANDO J. GARCIA SEGOVIA, IN HIS CAPACITY AS THEIR LEGAL REPRESENTATIVE, PARTY OF THE FIRST PART, HEREINAFTER CALLED THE "TRUSTORS," AND BANCO NACIONAL DE MEXICO, S.A., REPRESENTED BY MARIA DE LOS ANGELES MONTEMAYOR GARZA AND ELVA NELLY WING TREVINO, IN THEIR RESPECTIVE CAPACITIES AS TRUST REPRESENTATIVE AND SPECIAL ATTORNEY-IN-FACT OF SAID INSTITUTION, HEREINAFTER REFERRED TO, FOR THE PURPOSES OF THIS AGREEMENT, AS THE "TRUSTEE," PARTY OF THE SECOND PART, WHO AGREE TO FORMALIZE THE FOLLOWING RECITALS AND CONDITIONS WITH THE FOLLOWING WORDING.

                                ----RECITALS----

THE PARTIES JOINTLY DECLARE:

(A) That they mutually recognize the legal standing and capacity with which they agree to enter into this Agreement, being authorized to bind their principals under the terms and conditions stipulated therein.

(B) That on August 10, 1995, a Trust Agreement was entered into between CEMEX, S.A. DE C.V. as Trustor/Beneficiary and Banco Nacional de Mexico, S.A. as Trustee; said Contract was recorded under No. 110910-1, and contained the Option Plan for employees and officers of the Trustor/Beneficiary.

(C) That on June 19, 1996, a Modifying Agreement to said Trust Agreement was entered into, amending Articles Five and Twelve of said agreement.

(D) That on June 6, 2001, they entered into a Modifying and Adhesion Agreement to the aforementioned Trust Agreement, in order for CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V. as a company controlled by CEMEX, S.A. DE C.V., to join as a Joined Trustor/Beneficiary.

(E) That the Trust Agreement and its aforementioned Modifying Agreements shall be jointly called hereinafter, and for the purposes of this Agreement only, the "TRUST."

(F)  That they ratify the rights and obligations stipulated in the TRUST.

(G)  That they wish to enter into this Agreement pursuant to the following:

                                 [LOGO] Banamex

                          ----TERMS AND CONDITIONS----

ONE: PURPOSE OF THE AGREEMENT.
The purpose of this Agreement is to expressly state for the record the modifications and additions to the rights and obligations of all the parties involved in any capacity in the TRUST, all of them further undertaking to abide by the terms and conditions arising from the execution of this instrument.

TWO: DEFINITION OF THE TERM "SHARES."
The TRUSTORS and the TRUSTEE agree to modify the definition of the term SHARES in the Definitions Section of the `TRUST' Agreement to read as follows:

         "DEFINITIONS. (... ... ...)

          c) `SHARES'               Treasury Shares, Subscribed Unpaid,
                                    or Paid-Up, representing the Share Capital of Cemex, S.A. de C.V. or Ordinary
                                    Investment Certificates (CPOs) issued by a trust institution based on shares representing the Share Capital of Cemex, S.A. de C.V..."

THREE: OPTION RIGHTS.
The TRUSTORS and the TRUSTEE agree to modify Article Five of the TRUST Agreement to read as follows:

         "FIVE. OPTION RIGHTS.
         The Technical Committee shall be the body authorized to determine who shall be the `ELIGIBLE PERSONS,' in addition to the members of the Board of Directors and Commissioners, Owners, and Alternates, of Cemex, S.A. de C.V., who shall be considered `ELIGIBLE' for the purposes of this agreement. The Trustee, by authorization of the Technical Committee, shall grant and formalize with the ELIGIBLE PERSONS the granting of the OPTION RIGHTS, in accordance with the following criteria:

         a) The OPTION RIGHTS shall be granted at the time determined by the Technical Committee.

         b) Each OPTION RIGHT shall specify the number of SHARES that the ELIGIBLE PERSON may subscribe or purchase; said number shall be determined by the Technical Committee as instructed by the Board of Directors of Cemex, S.A. de C.V. and taking into account the capacity of the ELIGIBLE PERSONS to perform the work.

         c) The OPTION RIGHTS assigned may be exercised within a maximum of up to fifteen (15) years (Exercise Period), which period shall run from the date the granting of the `OPTION RIGHTS' is formalized.

         After 1 (one) year has elapsed from the granting of the OPTION RIGHTS, the OPTION RIGHTS may be exercised and, consequently, the SHARES may be subscribed or purchased, as instructed by the Technical Committee defining the parameters, terms, and conditions in accordance with the following modalities: (i) up to 25% (twenty-five percent) of all the Shares that include OPTION RIGHTS each year during the first working day of the same month on which they were granted, which shall be considered the paid-up portion; or (ii) 100% (one hundred percent) of the SHARES in the 4th (fourth) year during the first working day of the same month on which they were granted.

         Any Shares not purchased on the predetermined dates may be purchased each month, once the 30 (thirty) days have passed from the predetermined date, on the corresponding working day and until the Exercise

                                 [LOGO] Banamex

         Period has ended.

         For the purpose of the sale of the Purchased Shares, the Trustee may take sales orders only within the 15 (fifteen) days immediately following the purchase or, if applicable on the 15th (fifteenth) of each month or on the working day immediately following if the 15th was not a working day.

         The Technical Committee may instruct the Trustee on the necessary adjustments in the exercise price and number of SHARES to be subscribed or purchase under the OPTION RIGHTS granted within each Plan.

         The Technical Committee shall be authorized to order the temporary suspension of the OPTION RIGHTS in cases where this is necessary in order to facilitate the enforcement and/or performance of the resolutions adopted by the Shareholders' Meeting, the Board of Directors, or any other intermediary administrative body of Cemex, S.A. de C.V.

         When the OPTION RIGHTS are exercised by the ELIGIBLE PERSONS, the Technical Committee must notify the Trustee of the use of any of the following rules, if applicable:

         1. If an employee is fired with cause, the option rights may be exercised on the last working day of the month following the one in which he or she was given notice and only for the paid-up portions of the option rights; the unexercised portion of option rights shall be automatically revoked.

         2. If an employee resigns voluntarily, the option rights may be exercised within 3 (three) years from the time he leaves the company and only for the paid-up portions of the option rights; the unexercised portion of option rights shall be automatically revoked.

         3. In the event of death, permanent disability, or retirement, the option rights may be exercised on the predetermined dates, starting from the date each Plan is granted for 100% of the options granted, paid-up or not

         4. If an employee is fired without cause or resigns for reasons attributable to CEMEX, the option rights may be exercised within 4
              (four) years of the firing or resignation, on the exercise dates and in the percentages granted in each Plan, for 100% of the options granted, paid-up or not. [handwritten comment] [illegible] vesting of the last plan -> [illegible] with 10 years.

         If the bearer of the `OPTION RIGHTS' acts fraudulently or in bad faith against, or carries out acts that damage or injure Cemex S.A. de C.V. or any of its subsidiaries or affiliates, direct or indirect, all of the OPTION RIGHTS granted to the perpetrator shall be automatically revoked, without the need for a court order, from the last working day of the month following the one in which the Technical Committee notified the Trustee about the enforcement of the contractual penalty in that matter.

         The bearers of the OPTION RIGHTS shall be obligated to Cemex, S.A. de C.V. or any of its subsidiaries or affiliates, direct or indirect, while its `OPTION RIGHTS' are in effect, not to provide its services in any way (by itself or through a third party), nor to form a partnership or company with third parties (by itself or through an intermediary), who are involved directly or through other persons, entities, or trusts in the production or marketing of cement or cement byproducts; if the bearer of the `OPTION RIGHTS' wishes to provide its services to, or form a partnership or a company with persons or entities involved in any way (directly or indirectly through other persons under their control or associated with them) in the production or marketing of cement and cement byproducts, it shall notify the Technical Committee in writing. The Technical Committee may then release it from its obligation under this clause, with the understanding that at the end of this provision of services, company, or partnership, the bearer of the OPTION RIGHTS shall remain subject to its obligation under this article until the end of the period stipulated herein. The breach of

                                 [LOGO] Banamex

         this obligation by the bearer of the OPTION RIGHTS shall [make] all of the OPTION RIGHTS that have been granted to be automatically revoked without the need for a court order, starting from the last working day of the month following the one in which the Technical Committee notified the Trustee of the application of this contractual penalty in this matter.

FOUR: EFFECTIVE DATE AND CONTINUITY
The parties undertake to abide by all the terms provided for in the TRUST and in this Agreement, and all of the obligations and rights of all the remaining parties involved shall remain in effect; therefore, there is no novation of the same. This Agreement shall take full effect between the parties as of the date of execution hereof.

AFTER THIS AGREEMENT WAS READ BY THE PARTIES AND THEY WERE DULY INFORMED OF ITS CONTENT AND LEGAL SCOPE, THEY EXECUTED IT IN COMPLETE AGREEMENT IN SAN PEDRO GARZA GARCIA, NUEVO LEON, ON JUNE 15, 2001.

                                    TRUSTORS

               [signature]                           [signature]
           Cemex, S.A. de C.V.         Centro Distribuidor de Cemento, SA de CV
             represented by                        represented by
Armando J. Garcia Segovia                       Armando J. Garcia Segovia

                                    FIDUCIARY
                         BANCO NACIONAL DE MEXICO, S.A.
                               FIDUCIARY DIVISION

Maria de los Angeles Montemayor Garza, Esq.        Elva Nelly Wing Trevino, Esq.


                               TECHNICAL COMMITTEE

               [signature]
           Lorenzo H. Zambrano                     Armando J. Garcia Segovia

                          _____________________________
                              Hector Medina Aguiar